Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - In re: AURORA FOODS INC., et al., Debtors. - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x : : : : : : : : x	Chapter 11 Case No. 03-13744 (MFW) Jointly Administered Related to Docket Nos. 21, 122, 160, 165, 177, and 184

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
UNDER 11 U.S.C. § 1129(a) AND (b) AND FED. R.
BANKR. P. 3020 CONFIRMING FIRST AMENDED JOINT
REORGANIZATION PLAN OF AURORA FOODS INC. AND
SEA COAST FOODS, INC., AS MODIFIED

WHEREAS, on December 8, 2003 (the “Petition Date”), Aurora Foods Inc. (“Aurora”) and Sea Coast Foods, Inc. (together, the “Debtors”), filed voluntary petitions for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101- 1330 (as amended, the “Bankruptcy Code”); and

WHEREAS, prior to the Petition Date, the Debtors commenced negotiations with a steering committee of Prepetition Lenders,[1] the Noteholders’ Committee, and the New Equity Investors regarding the Restructuring Transaction, the successful culmination of which resulted in the Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (the “Original Plan”) (Docket No. 21); and

WHEREAS, on the Petition Date, the Debtors filed the Original Plan and the Disclosure Statement With Respect To The Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (Docket No. 21) (the “Original Disclosure Statement”); and

WHEREAS, on January 9, 2004, the Debtors filed the First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (Docket No. 122) (the Original Plan, as so modified, the “Amended Plan”), and the Amended Disclosure Statement With Respect To First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (Docket No. 122) (the Original Disclosure Statement as so modified, the “Disclosure Statement”); and

[1]	Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Plan (as defined herein).

WHEREAS, on January 9, 2004, the Court entered an order (Docket No. 121) (the “Solicitation Procedures Order”) that, among other things, (i) approved the Disclosure Statement as containing adequate information within the meaning of Bankruptcy Code section 1125(a), (ii) fixed February 17, 2004, as the date for the commencement of the hearing to consider confirmation of the Amended Plan (as such hearing may have been adjourned or continued, the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), (iv) established a voting deadline and a solicitation record date for purposes of solicitation, voting, and determining the Bondholders entitled to make an Equity Election and/or entitled to Subscription Rights; (v) fixed February 9, 2004 at 4:00 p.m. (Eastern Time), as the last date and time for filing and serving objections to confirmation of the Amended Plan, (vi) established procedures for objecting to confirmation of the Amended Plan, (vii) established procedures for the filing of objections to Claims for voting purposes and for temporary allowance of Claims for voting purposes, and (viii) established certain procedures for soliciting and tabulating votes with respect to the Amended Plan, for making the Cash Election or Equity Election, and for exercising the Subscription Rights; and

WHEREAS, the Debtors published the Confirmation Hearing Notice in The Wall Street Journal on January 15, 2004, as required under the Solicitation Procedures Order, as set forth in the Notice of Affidavit Of Publication Of Notice Of Hearing On Confirmation, And Deadline For Objecting To, Debtors’ Joint Reorganization Plan (Docket No. 179) (the “Publication Affidavit”); and

WHEREAS, as set forth in the affidavit of mailing, sworn to on January 16, 2004 (Docket No. 161) (the “Affidavit of Mailing”), (i) the Amended Plan, the Disclosure Statement, appropriate Ballots and a return envelope, an appropriate Election Form, the Committee’s statement of support with respect to the Plan, the Solicitation Procedures Order, the Confirmation Hearing Notice, the Request for Taxpayer Identification (“W-9”), and the Trust Accession Instrument (collectively, the “Solicitation Packages”) were transmitted to Holders of Claims in Class 6 (Sub Debt Claims), (ii) the Confirmation Hearing Notice and the Notice Of Non-Voting Status With Respect To Unimpaired Class 1 (Non-Tax Priority Claims), Class 2 (Other Secured Claims), Class 3 (Unimpaired Unsecured Claims), Class 4 (Prepetition Lender Claims), and Class 5 (Prepetition Senior Unsecured Note Claims) were transmitted to Holders of Claims in Classes 1, 2, 3, 4, and 5, and (iii) the Notice of Confirmation and the Notice Of Non-Voting Status With Respect To Impaired Class 7 (Subordinated Claims) and Class 8 (Old Equity Interests) were transmitted to Holders of Claims in Classes 7 and 8 (the notices in (ii) and (iii), collectively, the “Non-Voting Packages”); and

WHEREAS, objections to confirmation of the Plan were filed by R2 Top Hat, Ltd. (“R2”), Arnold F. Newland, the Missouri Department of Revenue, Robert E. Bruce, George M. Jamiel, Jr., and Thomas L. Willis.

WHEREAS, on January 30, 2004, the Debtors filed the First Modification To First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (Docket No. 160) (the “First Plan Modification”), which contained certain nonmaterial and technical modifications to the Amended Plan; and

WHEREAS, on February 5, 2004, the Debtors filed the Plan Supplement For First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (Docket No. 165) (the “Plan Supplement”), as supplemented by the Addendum to Plan Supplement (Docket No. 184) (the “Plan Supplement Addendum”) filed on February 12, 2004; and

WHEREAS, on February 11, 2004, the Debtors filed the Second Modification To First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. (Docket No. 177) (the “Second Plan Modification,” together with the Amended Plan, the First Plan Modification, the Plan Supplement, and the Plan Supplement Addendum, as so modified and incorporated into, the “Plan,” as attached hereto as Exhibit A,); and

WHEREAS, on February 12, 2004, the Debtors filed the Affidavit Of Cassandra Murray Certifying The Ballots Accepting Or Rejecting The First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc., sworn to on February 12, 2004 (Docket No. 180 ) (the “Voting Affidavit”), which affidavit attests to the method and results of the ballot tabulation for Class 6 (Sub Debt Claims); and

WHEREAS, on February 12 , 2004, the Debtors filed the Memorandum In Support Of Confirmation Of First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc., As Modified (the “Confirmation Memorandum”); and

WHEREAS, on February 12 , 2004, the Debtors filed (i) the Declaration Of Ronald B. Hutchison In Support Of Confirmation Of First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc., As Modified (the “Hutchison Declaration”) and (ii) the Declaration Of Derex Walker In Support Of Confirmation Of First Amended Joint Reorganization Plan Of Aurora Foods Inc. And Sea Coast Foods, Inc. As Modified (the “Walker Declaration”); and

WHEREAS, the Confirmation Hearing was held on February 17, 2004.

NOW, THEREFORE, based upon the Court’s review of the DisclosureStatement, the Amended Plan, the First Plan Modification, the Plan Supplement, the Second Plan Modification, the Plan Supplement Addendum, the Plan, the Solicitation Packages, the Non-Voting Packages, the Affidavit of Mailing, the Publication Affidavit, the Voting Affidavit, the Hutchison Declaration, the Walker Declaration, the Confirmation Memorandum; and upon (a) all of the evidence proffered or adduced at, objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing and (b) the entire record of the Chapter 11 Cases; and after due deliberation thereon and good cause appearing therefor, it is hereby found and determined that:[2]

[2]	Under Bankruptcy Rule 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A. Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2) And 1334(a)). This Court has jurisdiction over the Debtors’ Chapter 11 Cases under 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2)(L) over which the Court has exclusive jurisdiction.

B. Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before the Court during the Chapter 11 Cases.

C. Substantive Consolidation For Purposes Of Treating Impaired Claims. Based on the facts set forth in the Hutchison Declaration, the Court finds that substantive consolidation of the Debtors and their Estates in the Chapter 11 Cases for purposes of treating Impaired Claims under the Plan, including for voting, confirmation, and distribution purposes, will (i) facilitate distributions to the one Impaired Class entitled to vote on the Plan (Class 6 Sub Debt Claims) in the largest possible amounts or largest possible value, and (ii) permit the Debtors’ creditors to avoid the harm that likely would result absent substantive consolidation and confirmation of the Plan. The Court further finds that substantive consolidation is in the best interest of the Debtors, their creditors, and their Estates, and this Confirmation Order shall, therefore, constitute the Substantive Consolidation Order.

D. Transmittal And Mailing Of Materials; Notice. Adequate and sufficient notice of the Disclosure Statement, the Amended Plan, the First Plan Modification, the Plan Supplement, the Second Plan Modification, the Plan Supplement Addendum, the Plan, the Confirmation Hearing, and the other bar dates, deadlines and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules, the Solicitation Procedures Order, and no other or further notice is or shall be required.

E. Adequacy Of Solicitation. Solicitation of votes on the Plan was conducted in good faith and in compliance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations. All procedures used to distribute solicitation materials to the only Impaired Class entitled to vote on the Plan (Class 6 Sub Debt Claims) and to tabulate Ballots were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the District of Delaware, and all other applicable rules, laws, and regulations.

F. Impaired Class That Has Voted To Accept The Plan. As evidenced by the Voting Affidavit, Class 6 (Sub Debt Claims), the only Impaired Class entitled to vote under the Plan, has voted to accept the Plan under the requirements of Bankruptcy Code sections 1124 and 1126. Since Class 6 (Sub Debt Claims) voted to accept the Plan and contains no “insiders” of the Debtors, at least one Impaired Class of Claims, determined without including any acceptance by an insider of any of the Debtors, has voted to accept the Plan.

G. Classes Deemed To Have Accepted The Plan. Classes 1 (Non-Tax Priority Claims), 2 (Other Secured Claims), 3 (Unimpaired Secured Claims), 4 (Prepetition Lender Claims), and 5 (Prepetition Senior Unsecured Note Claims) are not Impaired under the Plan and, thus, are deemed to have accepted the Plan under Bankruptcy Code section 1126(f). Class 4 is not impaired under the Plan, among other reasons, because the October Amendment (as defined in the Disclosure Statement) was properly effected, is valid and enforceable in accordance with its terms, and is effective as an amendment to the Prepetition Credit Agreement as against all Prepetition Lenders thereunder.

H. Classes Deemed To Have Rejected The Plan. Classes 7 (Subordinated Claims) and 8 (Old Equity Interests) will receive no distribution on account of such Claims and Interests under the Plan and, thus, are deemed to have rejected the Plan under Bankruptcy Code section 1126(g).

I. Burden Of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of Bankruptcy Code sections 1129(a) and (b) by a preponderance of the evidence, which is the applicable standard.

J. Plan Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(1).

                (1)             Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims (which need not be classified), the Plan designates eight Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among Holders of Claims and Interests. Thus, the Plan satisfies Bankruptcy Code sections 1122 and 1123(a)(1).

                (2)             Specify Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Section 2.2 of the Plan specifies that Classes 1, 2, 3, 4, and 5 are not Impaired under the Plan, thereby satisfying Bankruptcy Code section 1123(a)(2).

                (3)             Specify Treatment Of Impaired Classes (11 U.S.C. § 1123(a)(3)). Sections 2.3 and 2.4 of the Plan designates Classes 6, 7, and 8 as Impaired and Sections 3.3 and 3.4 of the Plan specify the treatment of Claims and Interests in those Classes, thereby satisfying Bankruptcy Code section 1123(a)(3).

                (4)             Equal Treatment Within Classes (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying Bankruptcy Code section 1123(a)(4).

                (5)             Implementation Of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for its implementation, including, without limitation, by consummation of the transactions contemplated by the Merger Agreement, thereby satisfying Bankruptcy Code section 1123(a)(5).

                (6)             Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). The Plan provides that the certificates of incorporation or other organization documents of each Reorganized Debtor shall be amended as of the Effective Date to provide for the inclusion of (i) a provision prohibiting the issuance of nonvoting equity securities, and (ii) a provision providing for an “appropriate distribution” of voting power among those securities possessing voting power, subject to further amendment of such certificates of incorporation or other organization documents as permitted by applicable law. Thus, the requirements of Bankruptcy Code section 1123(a)(6) are satisfied.

                (7)             Selection Of Officers, Directors And Trustees (11 U.S.C. § 1123(a)(7)). At or prior to the Confirmation Hearing, the Debtors properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers, directors, managers, or trustees, as the case may be, of the Reorganized Debtors, Holding, CEH LLC, and, the Bondholder Trust. The manner of selection and appointment of such individuals or entities is consistent with the interests of Claim and Interest Holders and with public policy and, accordingly, satisfies the requirements of Bankruptcy Code section 1123(a)(7).

(8) Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan’s provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

K. Compliance With Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

L. Debtors’ Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order, thereby satisfying Bankruptcy Code section 1129(a)(2).

M. Plan Proposed In Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Bankruptcy Code section 1129(a)(3). In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Debtors filed the Chapter 11 Cases and proposed the Plan with legitimate and honest purposes including, among other things, (i) the reorganization of the Debtors’ businesses, (ii) the preservation and maximization of the Debtors’ business enterprise value through a rapid, efficient reorganization under chapter 11, (iii) restructuring of the Debtors’ capital structure, (iv) maximization of the recovery to Holders of Claims under the circumstances of the Chapter 11 Cases, and (v) preserving jobs of the Debtors’ employees in connection with the Debtors’ continuing operations.

N. Payments For Services And Expenses (11 U.S.C. § 1129(a)(4)). All payments made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court, thereby satisfying Bankruptcy Code section 1129(a)(4).[3]

[3]	A negotiated provision in the Merger Agreement requires that this Confirmation Order shall set forth the amount payable to Miller Buckfire Lewis Ying & Co., LLC ("MBLY") under that certain Letter Agreement, dated April 2, 2003, between Aurora and MBLY. This Court has set forth the amount payable in the Order Under 11 U.S.C.ss.ss.327(a) And 328(a), Fed. R. Bankr. P. 2014 And 2016, And Del. Bankr. LR 2014-1 Authorizing The Retention Of Miller Buckfire Lewis Ying & Co., LLC As Financial Advisor And Investment Banker To The Debtors Nunc Pro Tunc To The Petition Date, dated January 9, 2004. To comply with the technical provision of the Merger Agreement, that amount is deemed incorporated herein.

O. Directors, Officers And Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with Bankruptcy Code section 1129(a)(5). The identity and affiliations of the individuals nominated by JPMP, JWC, and the Bondholder Trust to serve as the initial managers of CEH LLC after the Effective Date, which individuals will also serve as the initial directors of each Reorganized Debtor and Holding, were disclosed prior to or at the Confirmation Hearing. The officers of Pinnacle Foods as of the Effective Date will serve as the initial officers of Reorganized Aurora and the identity of such officers was disclosed prior to or at the Confirmation Hearing. The identity and affiliations of the Persons proposed to serve as the Bondholder Trust Trustees were disclosed prior to or at the Confirmation Hearing. The appointment of such Persons to such offices is consistent with the interests of Claim and Interest Holders and with public policy.

P. No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any rate change that requires regulatory approval. Bankruptcy Code section 1129(a)(6) is thus not applicable.

Q. Best Interests Of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies Bankruptcy Code section 1129(a)(7). The liquidation analysis attached as Appendix B to the Disclosure Statement, the Hutchison Declaration, the Walker Declaration, and other evidence proffered or adduced at the Confirmation Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, (c) are based upon reasonable and sound assumptions, (d) provide a reasonable estimate of the liquidation values of the Debtors upon conversion to cases under chapter 7 of the Bankruptcy Code, and (e) establish that each Holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

R. Acceptance Or Rejection By Certain Classes (11 U.S.C. § 1129(a)(8)). Classes 1 (Non-Tax Priority Claims), 2 (Other Secured Claims), 3 (Unimpaired Secured Claims), 4 (Prepetition Lender Claims), and 5 (Prepetition Senior Unsecured Note Claims) are Unimpaired Classes of Claims and, under Bankruptcy Code section 1126(f), are conclusively presumed to have accepted the Plan. Class 6 (Sub Debt Claims) has voted to accept the Plan in accordance with Bankruptcy Code section 1126(c), thus satisfying Bankruptcy Code section 1129(a)(8). Classes 7 (Subordinated Claims) and 8 (Old Equity Interests) are not entitled to receive or retain any property under the Plan on account of their Claims or Interests and, therefore, are deemed to have rejected the Plan under Bankruptcy Code section 1126(g). Although Bankruptcy Code section 1129(a)(8) has not been satisfied with respect to Classes 7 and 8, the Plan is confirmable because the Plan satisfies Bankruptcy Code section 1129(b) with respect to those Classes. See Paragraph Y below.

S. Treatment Of Administrative And Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims and Priority Tax Claims under Section 3.1 of the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(9).

T. Acceptance By Impaired Class (11 U.S.C. § 1129(a)(10)). Class 6 (Sub Debt Claims) is an Impaired Class of Claims that has voted to accept the Plan and, to the Debtors’ knowledge, does not contain insiders whose votes have been counted, thus satisfying Bankruptcy Code section 1129(a)(10).

U. Feasibility (11 U.S.C. § 1129(a)(11)). The projections set forth in Appendix C to the Disclosure Statement, the Hutchison Declaration, the Walker Declaration, and other evidence proffered or adduced at the Confirmation Hearing in support of confirmation of the Plan with respect to feasibility (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, thus satisfying the requirements of Bankruptcy Code section 1129(a)(11).

V. Payment Of Fees (11 U.S.C. § 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Court, have been paid or will be paid on the Effective Date under Section 12.5 of the Plan, thus satisfying the requirements of Bankruptcy Code section 1129(a)(12).

W. Continuation Of Retiree Benefits (11 U.S.C. § 1129(a)(13)). Any retiree benefits within the meaning of 11 U.S.C. § 1114 will be treated as executory contracts and assumed under Section 7.1 and 7.6 of the Plan. Thus, the requirements of Bankruptcy Code section 1129(a)(13) are satisfied.

X. Principal Purpose (11 U.S.C. § 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act, and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of Bankruptcy Code section 1129(d).

Y. Confirmation Of The Plan Over Nonacceptance Of Impaired Classes (11 U.S.C. § 1129(b)). Class 7 is an Impaired Class of Claims and Class 8 is an Impaired Class of Interests that are deemed to have rejected the Plan under Bankruptcy Code section 1126(g) because the Holders of such Claims or Interests will not receive or retain any property under the Plan on account of such Claims or Interests. The Debtors presented uncontroverted evidence at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 7 and 8, as required by Bankruptcy Code section 1129(b)(1), and that no Class of Claims or Interests junior to such Classes will receive or retain any property on account of such Claims or Interests under the Plan. In addition, the fair and equitable standard is satisfied because the Plan provides that no Holders of Claims in Classes senior to Classes 7 and 8 will receive or retain property of a value that exceeds 100% of the value of their Claims. Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy Bankruptcy Code section 1129(a)(8). Upon confirmation, the Plan shall be binding upon the members of Classes 7 and 8.

Z. Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Court in the Chapter 11 Cases, the Debtors, the members of the Sub Debt Group, the New Equity Investors, and CEH LLC, and their respective directors, officers, managers, employees, equity holders, members, agents, advisors, accountants, financial advisors, consultants, attorneys, and other representatives have acted in good faith within the meaning of Bankruptcy Code section 1125(e) and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in Bankruptcy Code section 1125, and are entitled to the protections afforded by Bankruptcy Code section 1125(e), the releases, and the exculpation and limitation of liability provisions set forth in Article X of the Plan.

AA. Plan Modifications. The modifications set forth in the First Plan Modification, the Second Plan Modification, and the conforming modifications incorporated into the Plan, all as set forth in the blacklined provisions of the Plan annexed hereto as Exhibit B, constitute technical or clarifying changes and do not materially or adversely affect or change the treatment of any Claim or Interest. Accordingly, under Bankruptcy Rule 3019, these modifications do not require additional disclosure under Bankruptcy Code section 1125 or resolicitation of votes under Bankruptcy Code section 1126, nor do they require that Holders of Claims in the one Impaired Class entitled to vote on the Plan (Class 6 Sub Debt Claims) be afforded an opportunity to change previously cast acceptances or rejections of the Amended Plan.

BB. Executory Contracts. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases as set forth in Article VII of the Plan. Each assumption or rejection of an executory contract or unexpired lease under Sections 7.1, 7.2, 7.5, and 7.6 of the Plan shall be legal, valid, and binding upon the applicable Debtor or Reorganized Debtor and their successors and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption or rejection had been effectuated under an appropriate authorizing order of the Court entered before the Confirmation Date under Bankruptcy Code section 365.

CC. Adequate Assurance. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors or their successors or assignees will cure, defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed by the Debtors under the Plan.

DD. Management Retention Plan. The Management Retention Plan (as defined in the Merger Agreement) is necessary for maximizing the value of the Estates. The terms of the Management Retention Plan are fair and reasonable, and the Debtors have exercised their reasonable business judgment in providing such Management Retention Plan.

EE. Retention Of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan.

FF. Discharge, Releases, and Exculpation. The discharge, release, and exculpation of claims described in Article X of the Plan and in this Confirmation Order constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of the Holders of Claims, are fair, equitable, and reasonable and are integral elements of the Restructuring Transaction and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, and exculpation provisions set forth in the Plan:

(1) falls within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b), and (d);

(2) is an essential means of implementing the Plan under Bankruptcy Code section 1123(a)(5);

(3) is an integral element of the transactions incorporated into the Plan;

(4) confers material benefit on, and is in the best interests of, the Debtors, their Estates, and creditors;

                (5)             is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, and their organization, capitalization, operation, and reorganization to the extent provided in the Plan; and

(6) is consistent with Bankruptcy Code sections 105, 1123, and 1129 and other applicable provisions of the Bankruptcy Code.

The failure to effect the discharge, release, and exculpation provisions of the Plan would impair the Debtors’ ability to confirm the Plan.

GG. Conditions To Confirmation. The conditions to confirmation set forth in Section 9.1 of the Plan have been satisfied, waived, or will be satisfied by entry of this Confirmation Order.

HH. Conditions To Consummation. Each of the conditions to the Effective Date, as set forth in Section 9.2 of the Plan, is reasonably likely to be satisfied or is subject to waiver by the Debtors, CEH LLC, and the Sub Debt Group in their sole discretion, to the extent permitted by the Merger Agreement, without any further notice to the Court and without a hearing.

II. Creation Of Bondholder Trust. The Plan provides for the establishment of the Bondholder Trust to be created by the Bondholder Trust Agreement, substantially in the form attached as Exhibit B to the Plan (Docket No. 165), to hold the Class A Units in CEH LLC for the benefit of the Holders of Class 6 Sub Debt Claims making Equity Elections (and JPMP and JWC to the extent they purchase Bondholder Trust Interests representing Class A Units in accordance with Section 2.2(f) of the Merger Agreement). On the Effective Date, CEH LLC will issue the Class A Units to the Bondholder Trust and the Bondholder Trust will in turn issue the corresponding Bondholder Trust Interests to such Holders making Equity Elections and exercising Subscription Rights, in each case as provided in the Merger Agreement.

JJ. Bankruptcy Code Section 1145 Exemption From Securities Laws. The Plan provides that the Holders of Class 6 Sub Debt Claims making Equity Elections will receive in exchange for their Sub Debt Claims (i) Class A Units held through the Bondholders’ Trust and (ii) Subscription Rights that will entitle such Holders to purchase additional Class A Units on the terms described in the Plan. All such Class A Units (including those issued upon exercise of the Subscription Rights) will be issued to the Bondholder Trust on behalf of such Holders, to which the Bondholder Trust will issue a corresponding number of Bondholder Trust Interests. Bankruptcy Code section 1145 exempts the issuance and distribution of such Class A Units, Subscription Rights, and Bondholder Trust Interests from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any state or local laws requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security (“State Securities Laws”).

KK. Resales Of Securities Issued In Reliance On Bankruptcy Code Section 1145. The Bondholder Trust Interests, and the Class A Units corresponding thereto, issued under the Plan may be resold (subject to the transfer restrictions of the CEH LLC Members Agreement and the Bondholder Trust Agreement) by holders thereof following distribution under the Plan, and subsequent resales of such securities are exempt from registration under the Securities Act and State Securities Laws, unless the holder is an “underwriter” with respect to such securities as defined in Bankruptcy Code section 1145(b).

LL. Prepetition Lender Claims.

(1) The amendment and modification of the Excess Leverage Fee and the Asset Sale Fee (as such terms are defined in the Disclosure Statement) as provided in the October Amendment, the change in the aggregate amount thereof, and the extension of the due date upon which such combined fee is to be paid, and all other modifications therein provided, are and, the October Amendment is, valid, binding, and fully enforceable in all respects, including against R2.

(2) The Excess Leverage and Asset Sale Fee is payable under the Plan only in accordance with the October Amendment.

(3) Payment to each of the Prepetition Lenders of its respective share of the Excess Leverage and Asset Sale Fee only to the extent provided in the October Amendment renders the Claims of the Prepetition Lenders (including R2) not Impaired as a matter of law under Bankruptcy Code section 1124.

DECREES

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. Confirmation. The Plan, which consists of the Amended Plan, the First Plan Modification, the Second Plan Modification, the Plan Supplement, the Plan Supplement Addendum, and the additional modifications set forth in Exhibit B hereto, is approved and confirmed under Bankruptcy Code section 1129. The terms of the Plan and the Exhibits thereto (in the final form thereof to be filed on or before the Effective Date) and the Merger Agreement and the exhibits thereto are incorporated by reference into and are an integral part of this Confirmation Order.

2. Objections. All objections, including the objection of R2 and the other objections specifically mentioned above, and all other actions, pleadings or other filings treated as objections by the Bankruptcy Court for purposes of the Confirmation Hearing that have not been withdrawn, resolved, waived or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

3. Provisions Of Plan And Order Non-Severable And Mutually Dependent. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

4. Plan Classification Controlling. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.

5. Binding Effect. The Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, Pinnacle Foods, Holding, CEH LLC, the New Equity Investors, the Bondholder Trust, any other entity acquiring or receiving property or a distribution under the Plan and any Holder of a Claim against or Interest in the Debtors, including all governmental entities, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder or entity has accepted the Plan. Under Bankruptcy Code sections 1123(a) and 1142(a) and the provisions of this Confirmation Order, the Plan and all Plan related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

6. Substantive Consolidation. Substantive consolidation of the Estates into a single estate for the purposes and with the effects described in Section 5.2(a) of the Plan is approved. On the Effective Date, all guarantees of either Debtor of the payment, performance, or collection of the other Debtor with respect to Claims, including, without limitation, the Sub Debt Claims, shall be deemed eliminated and cancelled.

7. Continued Corporate Existence; Vesting Of Assets. Following the merger of Pinnacle Foods into Aurora under the Merger Agreement, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, to carry on the businesses of the Debtors, with all the powers of a corporation under the applicable law. On and after the Effective Date, the property of each Estate shall vest in the applicable Reorganized Debtor. From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property, and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8. Intercompany Claims and Interests. The treatment of Intercompany Claims and Interests in Section 5.2(a) of the Plan is approved.

9. Release Of Liens. Except as otherwise provided in the Plan or in this Confirmation Order, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of either Estate, including any mortgages, deeds of trust, Liens or other security interests granted under the Prepetition Credit Facility or the DIP Facility, are fully released and discharged, and all right, title and interest of any holder of such mortgages, deeds of trust, Liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.

10. Retained Assets. To the extent the succession to the Debtors’ assets by the Reorganized Debtors under the Plan is deemed to constitute “transfers” of property by the Debtors, and with respect to any transfer of property by either Debtor on the Effective Date, such transfers of property by the Debtors (a) are or shall be legal, valid and effective transfers of property, (b) vest or shall vest the Reorganized Debtors or transferees with good title to such property, free and clear of all Liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, (d) do not and shall not subject the Reorganized Debtors or transferees to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

11. Discharge, Releases, Exculpation And Limitations Of Liability. The discharge of the Debtors and any of their assets or properties provided in Section 10.3 of the Plan, the releases set forth in Sections 10.2 and 10.3 of the Plan, and the exculpation and limitation of liability provisions set forth in Section 10.5 of the Plan, are deemed to be incorporated in this Confirmation Order as if set forth in full herein and are hereby approved in their entirety; provided, however, that Section 10.2 of the Plan is hereby amended as set forth at the Confirmation Hearing to delete therefrom the phrase “and their respective affiliates, members, managers, shareholders, partners, representatives, employees, attorneys or agents” and to insert in its place the following: “, JWC Equity Funding III, Inc., J.W. Childs Equity Partners III, L.P., J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P., J.W. Childs Associates, Inc., JWC Fund III Co-Invest, LLC, J.P. Morgan Partners (BHCA), L.P., JPMP Master Fund Manager, L.P., JPMP Capital Corp., J.P. Morgan Partners Global Investors, L.P., JPMP Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P.”

12. Injunction. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan, the Debtors, and all Persons who have held, hold, or may hold Claims or Interests and any successors, assigns, or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from: (a) commencing or continuing in any manner any Claim, action, or other proceeding of any kind with respect to any Claim, Interest, or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order with respect to any Claim, Interest, or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (c) creating, perfecting, or enforcing any encumbrance of any kind with respect to any Claim, Interest, or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

13. Continuation Of Automatic Stay. Under Section 10.6 of the Plan, all injunctions or stays provided for under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date, unless the Plan or this Confirmation Order provides otherwise.

14. Plan Implementation Authorization. Each of the Debtors and Reorganized Debtors and their respective directors, officers, agents, and attorneys is authorized and empowered, without action of their respective stockholders or board of directors, (i) to issue, execute, deliver, perform, file, or record any contract, instrument, release, security, indenture, or other agreement or document, including, without limitation, the documents referenced in the Plan and/or contained in the Plan Supplement or the Plan Supplement Addendum, as modified, amended and supplemented, including, without limitation, the Merger Agreement and the agreements and instruments contemplated to be executed and delivered therein, and (ii) to take (a) any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, including, without limitation, the transactions contemplated by the Merger Agreement, or (b) any or all corporate actions authorized to be taken under the Plan, including but not limited to any merger, execution, delivery or performance of an agreement or instrument, issuance of securities, granting of any security interest or pledge, giving of a release, or amendment or restatement of any bylaws, certificates of incorporation or other organization documents of the Debtors, whether or not specifically referred to in the Plan, the Exhibits, the Merger Agreement or any exhibit thereto, without further order of the Court. Any or all such documents shall be accepted by each of the respective state and local filing offices and recorded in accordance with applicable state and local law and shall become effective in accordance with their terms and the provisions of state and local law.

15. Issuance Of New Securities. (a) Under Section 5.8 of the Plan, the issuance of the New Securities as set forth in the Plan by Reorganized Aurora, CEH LLC, and the Bondholder Trust, is hereby authorized without the necessity of further corporate action by Reorganized Aurora, CEH LLC, and the Bondholder Trust, or its equity owners and without further act or action under applicable law, regulation, order, or rule. The issuance of the New Securities under the Plan shall be deemed to be made for full and adequate consideration.

(b) The New Securities at the time of their issuance shall be duly authorized and validly issued and outstanding, free and clear of any Liens, issued in compliance with all federal and state securities laws and not issued in violation of, or subject to, any preemptive rights or other rights to subscribe for or purchase securities other than, with respect to the Class A Units, as set forth in the CEH LLC Members Agreement and, with respect to the Bondholder Trust Interests, the Bondholder Trust Agreement.

16. Exemption From Securities Laws. The provisions of Bankruptcy Code section 1145 are applicable to the issuance and distribution of the Subscription Rights, the Bondholder Trust Interests (including those issued upon exercise of the Subscription Rights), and the Class A Units corresponding thereto to Holders of Class 6 Sub Debt Claims making Equity Elections. Therefore, to the extent that an “offer or sale” is deemed to have occurred, the offering, issuance, and distribution of any such securities is exempt from the requirements of section 5 of the Securities Act and applicable State Securities Laws. Under and to the fullest extent permitted by Bankruptcy Code section 1145, the resale of any Bondholder Trust Interests, and the Class A Units represented thereby, shall be exempt from section 5 of the Securities Act and applicable State Securities Laws.

17. Closing Fee. Reorganized Aurora is hereby authorized to pay to JPMP and JWC a closing fee in the total amount of $2 million at the Closing of the Merger in accordance with Section 9.10 of the Merger Agreement.

18. Management Retention Plan Payments. Reorganized Aurora is hereby authorized to make the payments required under the Management Retention Plan on the Effective Date.

19. Directors And Officers Of Reorganized Aurora. The Court approves the appointment of the following managers of CEH LLC, who shall also serve as the members of the board of directors of Reorganized Aurora, as of and immediately following the Effective Date: (i) John W. Childs, (ii) Stephen P. Murray, (iii) Adam L. Suttin, (iv) Jonathan R. Lynch, (v) Raymond B. Rudy, (vi) Terry Peats, (vii) Brett G. Wyard, (viii) David Jessick, and (ix) C. Dean Metropoulos. Any vacancy existing as of the Effective Date shall be filled in accordance with the terms of the CEH LLC Members Agreement and the Amended Certificate of Incorporation and By-Laws of Reorganized Aurora.

20. Formation Of And Provisions Regarding The Bondholder Trust. The formation, powers, duties, structure, obligations, rights, and related matters pertaining to the Bondholder Trust shall be governed by the Bondholder Trust Agreement, the Indemnity Agreement, and the Registration Rights Agreement.

21. Plan Documents. There being no objections to any of the documents contained in the Plan, the Plan Supplement, the Plan Supplement Addendum, and any amendments, modifications and supplements thereto, and all documents, instruments, and agreements introduced therein or contemplated by the Plan (including all exhibits and attachments thereto and documents referred to therein), including, but not limited to, (a) the New Securities, (b) the Amended Certificate Of Incorporation and By-Laws Of Reorganized Aurora, (c) the Merger Agreement, the other Transaction Documents, the Indemnity Agreement, the Bondholder Trust Agreement, the CEH LLC Members Agreement, the CEH LLC Operating Agreement, the Registration Rights Agreement, and related documents and agreements, the execution, delivery and performance thereof by the Reorganized Debtors and the necessary parties are authorized and approved, without need for further corporate action or further order or authorization of the Court. The Debtors and the Reorganized Debtors, as appropriate, are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan, the Plan Supplement, and the Plan Supplement Addendum that may be agreed to by the parties thereto and are consistent with the Plan.

22. Material Licenses. Notwithstanding any provisions of such agreements to the contrary, each Material License (as defined in the Merger Agreement) shall be (i) in full force and effect following the Effective Date, and (ii) free and clear of any Liens other than any Liens granted in connection with the Financing (as defined in the Merger Agreement).

23. Assumption Of Executory Contracts And Unexpired Leases. Under Sections 7.1, 7.5, and 7.6 of the Plan, on the Effective Date, all executory contracts and unexpired leases of the Debtors, other than the St. Louis Leases, shall be deemed assumed by the Reorganized Debtors in accordance with Bankruptcy Code sections 365 and 1123(b). Each executory contract and unexpired lease assumed under the Plan shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan. The Reorganized Debtors, except as otherwise agreed by the parties or ordered by the Court, will, under Section 7.4 of the Plan, cure any and all undisputed defaults under any executory contract or unexpired lease assumed under the Plan. The Notice Regarding (A) Executory Contracts And Unexpired Leases To Be Assumed Under Section 365 Of The Bankruptcy Code, (B) Amounts Required To Cure Defaults Under Such Contracts And Leases And (C) Related Procedures, substantially in the form attached hereto as Exhibit C, is hereby approved. This Confirmation Order shall constitute an order approving the assumptions described in Section 7.1, 7.5, and 7.6 under Bankruptcy Code section 365.

24. Rejection Of The St. Louis Leases. The St. Louis Leases of the Debtors with Duke Realty Limited Partnership and with Duke-Weeks Realty Limited Partnership shall be deemed automatically rejected under Bankruptcy Code section 365 as of May 31, 2004 and June 30, 2004, respectively. The Debtors shall pay in full all Allowed Claims resulting from the rejection of the St. Louis Leases, subject to the limit set forth in Bankruptcy Code section 502(b)(6). The Notice Regarding (A) Executory Contracts And Unexpired Leases To Be Rejected Under Section 365 Of The Bankruptcy Code And (B) Bar Date For Claims Arising Therefrom, substantially in the form attached hereto as Exhibit D, is hereby approved. This Confirmation Order shall constitute an order approving such rejections under Bankruptcy Code section 365.

25. Claims Based On Rejection Of Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of the St. Louis Leases, if any, must be Filed with this Court within 30 days after the entry of this Confirmation Order and shall remain subject to allowance by this Court under Bankruptcy Code section 502. Any claims arising from the rejection of the St. Louis Leases not Filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their estates or property.

26. Administrative Claims Bar Date. Except as otherwise ordered by the Court, any request for payment of an Administrative Claim (other than for a Claim under the DIP Facility or a Claim of the Internal Revenue Service, to the extent such Claim constitutes an Administrative Claim) must be filed with the Court and served on counsel for the Debtors and/or the Reorganized Debtors, as applicable, no later than 45 days after the Effective Date (the “Administrative Claims Bar Date”); provided, however, that no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is (i) paid or payable by Aurora or Reorganized Aurora in the ordinary course or (ii) previously has been Allowed by Final Order. Any such request for payment of an Administrative Claim that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Court approval. The Debtors and the Reorganized Debtors shall have 45 days (or such longer period as may be allowed by order of the Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

27. Governmental Approvals Not Required. Except as set forth in the Plan, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan, the Merger Agreement, and any related documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Merger Agreement, the Disclosure Statement, any documents, instruments or agreements related thereto, and any amendments or modifications to any of the foregoing.

28. Exemption From Certain Taxes. Under Bankruptcy Code section 1146(c): (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, Lien, pledge, or other security interest; (c) the making or assignment of any contract, lease, or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with, the Plan, including, without limitation, the Merger Agreement; the other Transaction Documents; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; or transfers of tangible property will not be subject to any stamp tax or other similar tax or any tax held to be a stamp tax or other similar tax by applicable law.

29. Resolution Of Claims. Except as otherwise ordered by the Court, any Claim that is not an Allowed Claim shall be determined, resolved, or adjudicated in accordance with the terms of the Plan. The Reorganized Debtors may until the later of (i) 180 days after the Effective Date and (ii) 45 days after a proof of Claim is filed (unless such time limits are extended by order of the Court) file objections with the Court to the allowance of any Claim (whether or not a proof of Claim has been filed).

30. Failure To Consummate Plan And Substantial Consummation. If the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed under the Plan, shall be null and void. In such event, nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall, or shall be deemed to, (a) constitute a waiver or release of any claims by or against or Interests in the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, (c) constitute an admission of any sort by the Debtors or any other Person, or (d) be construed as a finding of fact or conclusion of law with respect thereto. If the Effective Date does not occur, the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of 90 days after the date the Confirmation Order is vacated.

31. Confirmation Order Controlling. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence. The Plan and this Confirmation Order shall supersede any prior orders of this Court, to the extent that the provisions of such prior orders are inconsistent with the Plan or this Confirmation Order.

32. Filing And Recording. This Confirmation Order (a) is and shall be effective as a determination that, on the Effective Date, all Claims and Interests existing prior to such date have been released, discharged, and terminated to the extent provided herein or in the Plan, and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record, or release any document or instruments. Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

33. Notice Of Confirmation Order And Occurrence Of Effective Date. (a) Within five Business Days following the occurrence of the Effective Date, the Debtors shall serve notice of this Confirmation Order and occurrence of the Effective Date under Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all known creditors and Interest Holders, the United States Trustee and other parties-in-interest that have requested notice in the Chapter 11 Cases under Bankruptcy Rule 2002, by causing a notice of this Confirmation Order and the occurrence of the Effective Date in substantially the form of the notice annexed hereto as Exhibit E, which form is hereby approved (the “Notice of Effective Date”), to be delivered to such parties by first class mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtors mailed a notice of Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved - left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person of that Person’s new address. The notice described herein is adequate under the particular circumstances of the Chapter 11 Cases, and no other or further notice is necessary.

(b) Substantially contemporaneously with the service of the Notice of Effective Date, the Debtors shall post the Notice of Effective Date to the Voting Agent’s website located at www.bsillc.com.

(c) Notwithstanding the foregoing, under Bankruptcy Rule 2002(l), the Debtors may satisfy the requirements of Bankruptcy Rule 2002(f)(7) with respect to any Holder of Claims that does not reside in the United States by publishing the Notice of Effective Date in The Wall Street Journal (Global Edition) or The New York Times (National Edition) within 15 Business Days after the Effective Date.

(d) The notice procedures set forth herein above constitute good and sufficient notice of the entry of this Confirmation Order and the occurrence of the Effective Date, and no other or further notice shall be necessary.

34. Retention Of Jurisdiction. Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, but not limited to, the matters set forth in Article XI of the Plan.

35. References To Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed and approved in its entirety.

36. Exhibits To The Plan Will Operate As Controlling Documents. In the event of an inconsistency between the Plan and the Exhibits to the Plan (as may be modified), the Exhibits to the Plan shall control.

37. Modifications To The Plan. At the request of the Debtors, the Amended Plan, as modified by the First Plan Modification, the Second Plan Modification, the Plan Supplement, the Plan Supplement Addendum, and such other technical and conforming changes incorporated into the Plan, is hereby modified under Bankruptcy Code section 1127(a) as set forth in the blacklined provisions of the Plan annexed hereto as Exhibit B.

38. Cancellation of Existing Agreements. Under Section 10.3 of the Plan, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any Holder of a Claim against the Debtors shall be cancelled, except as otherwise expressly provided in the Plan with respect to executory contracts or unexpired leases that have been assumed by the Debtors or the Reorganized Debtors, or for purposes of evidencing a right to distributions under the Plan.

39. Cancellation of Subordinated Claims and Equity Interests. Under Section 3.4 of the Plan, on the Effective Date, all the Subordinated Claims and Old Equity Interests shall be cancelled and extinguished, the Holders thereof shall not retain any rights thereunder, and such Subordinated Claims and Old Equity Interests shall evidence no rights.

40. Applicable Non-Bankruptcy Law. Under Bankruptcy Code sections 1123(a) and 1142(a), the provisions of this Confirmation Order, the Plan, and any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

41. IRS Claim. To the extent that all or any portion of any Claims asserted by the Internal Revenue Service remain unpaid on the Effective Date, interest shall accrue upon such Claims at the rate and method set forth in 26 U.S.C. §§ 6621 and 6622. Notwithstanding any provision herein to the contrary, this Confirmation shall not affect the setoff rights of the United States of America.

Dated:	Wilmington, Delaware February 20, 2004

/s/ Mary F. Walrath

Honorable Mary F. Walrath United States Bankruptcy Judge